Exhibit 5.1

June 28, 2018

Tsakos Energy Navigation Limited

367 Syngrou Avenue

175 64 P. Faliro

Athens

Greece

Dear Sirs,

Re: Tsakos Energy Navigation Limited (the “Company”)

We have acted as special Bermuda counsel to the Company in connection with the offering of 5,400,000 shares of the Company’s Series F Fixed-to-Floating Cumulative Redeemable Perpetual Preferred Shares, par value $1.00 per share, including 810,000 shares issuable upon exercise of the underwriters’ option to purchase additional shares (collectively, (the “Series F Preferred Shares”), which are to be offered and sold by the Company in accordance with the terms of the Underwriting Agreement, dated as of June 21, 2018, by and between the Company and Morgan Stanley & Co. LLC and UBS Securities LLC, as Representatives of the several underwriters listed in Schedule A thereto (the “Underwriting Agreement”), as described in the Company’s prospectus supplement, dated June 21, 2018 (the “Prospectus Supplement”), and the accompanying prospectus dated August 31, 2017 (the “Base Prospectus”) (collectively the Prospectus Supplement and the Base Prospectus are herein after referred to as the “Prospectus”)(which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), that form part of the Company’s effective registration statement on Form F-3, as amended (File No. 333-219569) (the “Registration Statement”) (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined a copy of each of the Registration Statement, the Prospectus and the Underwriting Agreement (collectively the “Documents”). We have reviewed a Certificate of Compliance issued by the Bermuda Registrar of Companies in respect of the Company dated June 27, 2018 . We have also reviewed the following documents all certified as true by the secretary of the Company on June 28, 2018 : (i) the certificate of incorporation, the memorandum of association and the bye laws of the Company (together the “Constitutional Documents”) together with an encumbency certificate; (ii) resolutions adopted by the Shareholders’ of the Company on May 8, 2013; (iii) unanimous written resolutions of the Board of Directors of the Company dated July 28, 2017 appointing a pricing committee (the “Pricing Committee”) with authority to issue and sell, amongst other things, preference shares and to determine the special rights and restrictions attaching to them and to approve the terms of any underwriting agreement to be entered into by the Company in relation to the issuance and sale of any of the Company’s securities; ; (iv) unanimous written resolutions of the Board of Directors dated 28 July 2017 relating to the Registration Statement; (v) unanimous written resolutions of the Pricing Committee dated June 21, 2018, including a certificate of designation of the terms of Series F Preferred Shares executed by Nikolas P. Tsakos on June 27, 2018 (“Certificate of Designation”) and approving the terms and provisions of, and the execution and delivery on behalf of the Company of, the Underwriting Agreement (the items (ii) to (v) are referred to herein as the “Resolutions”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below. We have also reviewed a copy of the applicable permission letter from the Bermuda Monetary Association (“BMA”) dated 9 May 2008 in respect of the Company (the “Company BMA Letter”).

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Prospectus, the Agreement and other documents reviewed by us, (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, and (f) that upon issue of any shares to be sold by the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof.

“Non-assessability” is not a legal concept under Bermuda law, but when we describe the Series F Shares herein as being “non-assessable” we mean, subject to any contrary provision in any agreement between the Company and any one of its members holding any of the Series F Shares (but only with respect to such member), that no further sums are payable with respect to the issue of such Series F Shares and no member shall be bound by an alteration in the Constitutional Documents after the date upon which it became a member if and so far as the alteration requires such member to take or subscribe for additional Series F Shares or in any way increases its liability to contribute to the share capital of, or otherwise pay money to, the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Prospectus and offering of Series F Preferred Shares by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	When issued and paid for as contemplated by the Registration Statement, the Prospectus and the Underwriting Agreement, the Series F Preferred Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited